Exhibit 99.B(p)(29)

Code of Ethics and Standards of Professional Conduct

Hillsdale Investment Management Inc. (“Hillsdale”) is a Portfolio Manager, Exempt Market Dealer and Investment Fund Manager registered with the provincial securities commissions in Canada as well as an Investment Adviser registered with the Securities and Exchange Commission (“SEC”) under the Investment Advisers Act of 1940 (“Advisers Act”). Pursuant to Section 204A-1 of the Advisers Act and Canadian securities regulation, Hillsdale has adopted this Code of Ethics and Standards of Professional Conduct (the “Code”).

Hillsdale strongly encourages the use of sound investment processes and best practices as well as the adherence to high ethical standards. Hillsdale expects all of its officers, employees and consultants (“Staff”) to behave ethically at all times (not solely in a work environment) and to seek counsel if they ever have questions or uncertainty about a certain behavior or course of action. In addition, this Code exists to provide those defined as Access Persons below with guidance in the exercise of their responsibility for compliance with certain key regulations of the investment advisory industry.

In addition to the specific provisions of this document, Hillsdale has chosen to have the CFA Institutes ’ Code of Ethics and Standards of Professional Conduct apply to all its Access Persons, regardless of their status as a CFA charterholder. The CFA Institute is a global not-for-profit association of investment professionals, including but not limited to portfolio managers, financial advisers and research analysts. The CFA Institutes’ Code of Ethics and Standards of Professional Conduct, as amended and effective July 1, 2014, is included at the end of this policy.

This Code is the responsibility of, and will be administered by, the Chief Compliance Officer (“CCO”), with the assistance of appointed designates. All references in this document to the CCO include appointed designates.

Breaches of or non-compliance with this policy may result in:

-	Written warning;
-	Temporary or permanent ban on the execution of trades in personal accounts;
-	Mandated transfer of personal trading accounts to National Bank under Hillsdale management (all trades to be approved by Compliance and only executed by Hillsdale Private Client staff);
-	Revision to employment or consulting responsibilities; and/or
-	Outright termination of employment or consulting services by Hillsdale for cause.

The course of action will be determined at the discretion of the CCO, Executive Management team and/or Hillsdale Board of Directors, as appropriate. There may also be additional punishment under applicable Canadian Securities Laws and U.S. Federal Securities Laws, rules and regulations.

Definitions

“Access Person” means any person who (a) has access to information regarding the purchase/sale of securities or portfolio holdings of any Client Account, or (b) is involved in making securities recommendations to Clients, or who has access to such recommendations. Given the concentration of activities in one office location and the information available via the internal Portfolio Investment Management System, every employee of Hillsdale is to be considered an Access Person. In addition, consultants of Hillsdale working closely with Portfolio Management and Research staff or having access to Hillsdale’s Portfolio Investment Management System are also considered Access Persons.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Hillsdale Investment Management Inc.

1 First Canadian Place • 100 King Street West, Suite 5900 • P.O. Box 477 • Toronto ON M5X 1E4

Tel: (416) 913-3900 Fax: (416) 913-3901 • hillsdaleinv.com

“Beneficial Owner” has the same meaning as in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended. You are the Beneficial Owner of a security if you a) have or share voting or dispositive power with respect to such a security and (b) have a direct or indirect financial interest in such a security, including through any contract, arrangement, understanding, relationship or otherwise. The following list includes the typical situations where you are deemed to be a Beneficial Owner of a security:

•	A security is held in an account in your own name;
•	A security in held a joint account where one of the names on the account is yours;
•	A security is held in an account belonging to an immediate family member sharing your household (including any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships);
•	A security is held in an account in the name of a person to whose financial support you significantly contribute;
•	A security is held by a bank or broker as a nominee or custodian on your behalf or pledged as collateral for a loan;
•	A security is held in an account for which you are a trustee, executor, custodian, guardian, conservator or serve in any other fiduciary capacity;
•	A security is held in an account of a financial entity (e.g. limited partnership, corporation) which you directly or indirectly control.

“Canadian Securities Laws” means the Securities Act (Ontario), any similar Acts or statutes of the federal, provincial or territorial governments of Canada applicable to the business activities of Hillsdale and any applicable rules or regulations promulgated thereunder. This includes “National Instruments” or “National Policies” adopted by the Ontario Securities Commission and any other provincial or territorial securities regulator having jurisdiction over Hillsdale’s business activities. In particular, this includes the requirement under Ontario Securities Commission Rule 31-505 Conditions of Registration for Hillsdale to deal fairly, honestly and in good faith with its clients.

“Client Account” means any account for which Hillsdale is considered the investment manager for regulatory purposes. This includes:

i)	Private client accounts (including accounts of Access Persons which are directly managed by Hillsdale);
ii)	Institutional client accounts;
iii)	Hillsdale pooled funds;
iv)	Any fund for which Hillsdale serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940 (“Company Act”) (i.e., in most cases Hillsdale must be approved by the fund's board of directors before it can serve); OR
v)	Any fund whose investment adviser or principal underwriter controls Hillsdale, is controlled by Hillsdale, or is under common control with Hillsdale. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Company Act. Hillsdale

Staff have both a fiduciary and regulatory obligation to act for the benefit of Hillsdale’s clients and to always place clients’ interests ahead of their own.

“Control” over an Account includes direct/official and indirect/unofficial control. For example, you do NOT have Control over an account if it is managed by a Trustee or Third-Party Manager and you do NOT suggest, imply or otherwise direct the Trustee or Third-Party Manager to make any particular purchases or sales in the Account. Generally, if a person places trades or convinces someone else to place trades in an account, that person is in control over the account.

“Covered Account” means any account where an Access Person is the Beneficial Owner of the account AND a Reportable Security is held in the account. Accounts managed by a Trustee or a Third-Party Manager are NOT covered if the Access Person has no direct and indirect influence over the account. Any question of whether an account is a Covered Account should be discussed with the Chief Compliance Officer.

Hillsdale Investment Management Inc.

1 First Canadian Place • 100 King Street West, Suite 5900 • P.O. Box 477 • Toronto ON M5X 1E4

Tel: (416) 913-3900 Fax: (416) 913-3901 • hillsdaleinv.com

“Front Running” means the execution of an advantageous trade in a Covered Account in advance of a trade in a Client Account in the same security. This is not only a breach of this policy but is a punishable offence under applicable Canadian securities legislation and U.S. federal securities laws, rules and regulations.

“Initial Public Offering” means an offering of securities not previously registered for sale in a jurisdiction of Canada or registered in the United States under the Securities Act of 1933 (“Securities Act”), the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

“Limited Offering” means an offering that is exempt from registration in the United States under the Securities Act pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).

“Minimum Hold Period” means 30 calendar days after the execution of a trade for a Reportable Security in a Covered Account.

“Non-Reportable Security”, means a security which is not directly linked to a publicly listed company. Non-Reportable Securities do NOT require pre-trade approval. Examples of Non-Reportable Securities are:,

•	Securities of open-end mutual funds, exchange traded funds and pooled trust funds;
•	Units of Hillsdale pooled funds;
•	Securities issued or guaranteed by the Canadian federal or any provincial government, or their agencies;
•	Securities issued or guaranteed by national governments or their agencies;
•	Shares or units issued by unit investment trusts that are invested exclusively in one or more open-end funds;
•	Bankers’ acceptances, guaranteed investment certificates, certificates of deposit, and other deposits with financial institutions (although they may not technically be “securities”);
•	Commercial paper and high-quality short-term debt instruments, including repurchase agreements and short-term debt securities maturing in less than 91 days from their date of issue;
•	Physical commodities or securities relating to those commodities.

The above securities are excluded from reporting because trading by Access Persons will generally not affect the price of the securities or limit their availability to the Client Accounts, or because trading in those securities by Client Accounts will not provide a personal benefit to the Access Person.

“Beneficially-Owned Account” means any account where a person is the Beneficial Owner of the account.

“Proprietary Accounts” means any account for which Hillsdale Investment Management (the company/financial entity) is the Beneficial Owner.

“Purchase or sale of a security” includes, among other things, the writing of an option related to a security.

“Reportable Security”, means any equity, option, derivative, corporate fixed income security or other instrument whose price is linked to the value of a publicly-listed company, traded on any exchange, alternative trading system (ATS) or over the counter (OTC) market around the world, or any other security. It also includes a security as defined in section 202(a)(18) of the Advisers Act (in general terms any interest or instrument commonly known as a “security” in Canada or the U.S.

“Restricted Trade List” is a list of companies whose securities Access Persons are restricted from trading in any Covered Accounts, Client Accounts and Proprietary Accounts , unless specifically directed to do so by a client in writing without advice or solicitation. Such trading restrictions may be appropriate to protect the Company and its Access Persons from potential violations, or the appearance of violations, of securities laws ((ie. receipt or potential for receipt of material non-public information, firm ethical policies). See Insider Trading section within this policy.

Hillsdale Investment Management Inc.

1 First Canadian Place • 100 King Street West, Suite 5900 • P.O. Box 477 • Toronto ON M5X 1E4

Tel: (416) 913-3900 Fax: (416) 913-3901 • hillsdaleinv.com

“Security” is any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security, certificate of deposit, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

“Staff” means all Hillsdale officers, partners, employees and consultants.

“U.S. Federal Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Company Act, the Investment Advisers Act of 1940 (“Advisers Act”), Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury. In particular, SEC Rule 204A-1 deals with the requirement for advisers to have a Code of Ethics, which incorporates personal trading requirements.

Insider Trading and Tipping

The CFA Institutes Code of Ethics and Standards of Professional Conduct states that those who “possess material nonpublic information that could affect the value of a security must not act or cause others to act on the information”. Elaborating on this statement, Hillsdale Access Persons are strictly prohibited from:

-	Making any trading decisions based on Material Non-public Information (“Insider Trading”) for any account
-	Communicating Material Non-public Information to any other person, including those who may execute trades based on the information (“Tipping”).

The determination of whether information is considered “Material Non-public Information” is based on all pertinent circumstances. First, the information must be material. “Material information” is generally defined as (i) information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or (ii) information that is reasonably certain to have a substantial effect on the price of a company's securities. Second, the information must be non-public information, aka “Inside information”.

The following information will generally be “Inside Information” if not publicly known: (a) information concerning a company, including information concerning its business, financial matters and management, such as changes in earnings or dividends, significant technical achievements, important discoveries of natural resources, the obtaining or losing of major contracts, or changes in management; and (b) information concerning a company's securities, including the market for a security or its terms, such as a prospective tender offer, merger or acquisition, prospective block trade, prospective private placement or public offering, impending stock dividend or stock split or proposed recapitalization. When information that is known only inside a company or to a limited number of outsiders such as accountants, bankers, financial advisors or attorneys, this information is considered “non-public” or Inside Information.

Hillsdale Investment Management Inc.

1 First Canadian Place • 100 King Street West, Suite 5900 • P.O. Box 477 • Toronto ON M5X 1E4

Tel: (416) 913-3900 Fax: (416) 913-3901 • hillsdaleinv.com

Information that has been communicated to the marketplace is generally public and, therefore, NOT Inside Information. For example, information found in a filing or a report made with a regulatory body (ie. SEDAR, SEC Filing) or appearing in newspapers, industry journals, financial newsletters or other publications would be considered public information.

Note, information obtained by word-of-mouth or through rumors may be considered public or Inside Information, depending on the context.

A person would be guilty of “Tipping” if they either (a) communicate Inside Information to another person or (b) simply tell another person, without explanation, to buy or sell the securities of that company, and the other person does indeed purchase such securities as a result of such Tipping. Any Person possessing Inside Information would be guilty of “Insider Trading” if they bought or sold securities for any account of which they are the Beneficial Owner or as well as any Proprietary Accounts or Client Account.

The consequences of Insider Trading and/or Tipping for individuals can include irrecoverable harm to Hillsdale, imprisonment (10 years- Canada, 20 years - US), significant civil penalties ($5,000,000+), other significant financial sanctions, being barred from working in financial services and being professionally shunned.

If any Hillsdale Staff member has concerns that they are in possession of Material Non-public information and that this may directly affect any part of their role with Hillsdale, they should advise the CCO of their concerns (without identifying the entity). For example, if a PM has received Material Non-public information about a stock in their investible universe and they do not believe that they can remain objective, then they would seek counsel. If the CCO has concerns that the nature of the information may directly impact Hillsdale and its investment activity, they can 1) place the related issuer on the Restricted Trading List, disallowing the Access Person from trading securities of the issuer in an account for which they are Beneficial Owners and disallowing the Client Accounts and Proprietary Accounts from trading securities of the issuer, 2) refer the Access Person to third-party legal counsel for additional advice.

Conflicts of Interest

Hillsdale Staff have both a fiduciary and regulatory obligation to act for the benefit of Hillsdale’s clients and to place clients’ interests ahead of their own. In their day to day business dealings, it is essential that all parties recognize situations which have the potential to cause both conflicts of interest and the appearance of conflicts of interest.

A conflict of interest is considered to exist when a rational, unbiased observer might conclude that there exists a conflict between one’s obligation to act as a fiduciary and one’s personal interest. The conflict may be real or perceived and both are to be avoided. If a potential conflict arises, Hillsdale’s employees and consultants are expected to exercise the business judgment of a reasonable and prudent person and act in the best interests of Hillsdale’s clients.

Hillsdale must respond to and address a conflict of interest by either (i) avoiding it; or (ii) controlling it; and (iii) disclosing it to clients. A conflict of interest is not addressed solely by disclosing it to clients; how it is addressed must also be included in policies and procedures and disclosures. Hillsdale discloses material conflicts of interest to clients within the “Hillsdale Summary of Regulatory Disclosures” (for institutional clients) and the “Hillsdale Relationship Disclosure Information” (for non-institutional clients). An annual review is performed to determine if additional material conflict of interest need to be addressed and disclosed.

Potential Conflicts of Interest

Staff members are trained about the Hillsdale’s conflicts of interests, including that they must identify and address all material conflicts of interest, existing or reasonably foreseeable, in the best interest of the client. Such conflicts of interests, if not already identified by Hillsdale and reviewed as part of training, must be reported to Compliance in a timely manner. In such cases, Staff members may not engage in trading or advising activities with clients until Hillsdale has ensured that the conflict of interest is appropriately addressed.

Hillsdale Investment Management Inc.

1 First Canadian Place • 100 King Street West, Suite 5900 • P.O. Box 477 • Toronto ON M5X 1E4

Tel: (416) 913-3900 Fax: (416) 913-3901 • hillsdaleinv.com

While it is not possible to delineate every situation that could cause a conflict of interest, there are three main areas where conflicts of interest can occur: 1. Receipt of gifts; 2. Paid outside activity; and 3. Personal trading. Other potential conflicts of interest, e.g. fairness in trade allocations, are addressed in other Hillsdale policies.

Employees and consultants of Hillsdale are expected to use judgment and to seek advice from the Chief Compliance Officer if there is any doubt as to the existence of a conflict of interest, as well as to notify the Chief Compliance Officer immediately upon becoming aware of a conflict of interest.

Gifts – The acceptance of non-reimbursed gifts from any business-related party (e.g. client, service provider, broker) with a value in excess of $250 is prohibited (e.g. trips, event tickets, electronics, etc.). A gift in excess of $250 can be accepted if its entire value is reimbursed to the provider and if a written approval is received from their direct supervisor and/or the CCO. Any supervisor in receipt of such a request will forward the approval to the CCO in order to maintain a log.

Hillsdale Staff may attend social functions or events outside of normal business hours at the expense of Hillsdale clients or third-party service providers provided that the client/third-party service provider (or representative personnel thereof) is also in attendance. If the value of event attendance (e.g. ticket price or implied price) is valued at more than $250, the Access Person must send an email to their direct supervisor and to the CCO for approval and logging. Access Persons may also, under the same premise, accept meals or beverages when offered in conjunction with marketing to clients, professional meetings etc.

Reasonable judgment must be exercised at all times when accepting invitations or gifts. Regardless of value, Hillsdale Staff should send an email to their direct supervisor and to the CCO for logging purposes whenever they receive a gift (other than token items like notepads, pens or other items bearing advertisement) or attend an event or social function that is at the expense of a Hillsdale client or third-party service provider.

Outside Business-Related Activity – Outside business-related activity is any activity outside of Hillsdale 1) for which a staff member is compensated monetarily or otherwise, or 2) that relates to the nature of the staff members’ role at Hillsdale or generally to the investment management function.

All employees must request permission in writing from the CCO before engaging in any outside business-related activity.

Consultants who are also Hillsdale Access Persons must inform the company of the nature and extent of their outside business-related activity in order to assess the potential conflicts of interest and if, based on the consulting contract, the potential conflicts are deemed appropriate.

Personal Trading – Personal Trading is the largest potential conflict of interest category and is addressed in detail in the following sections. Hillsdale strongly encourages that all Access Persons wishing to actively trade in securities to instead invest in the pooled funds managed by Hillsdale; this greatly lessens the potential for conflicts of interest.

The following is a non-exhaustive list of examples of the conflicts of interests that can exist when executing trades in accounts for which you are the Beneficial Owner:

•	The execution of an advantageous trade in a Covered Account in advance of a trade in a Client Account in the same security, also known as Front-Running. This is not only a breach of this policy but is a punishable offence under applicable Canadian securities legislation and U.S. federal securities laws, rules and regulations.

Hillsdale Investment Management Inc.

1 First Canadian Place • 100 King Street West, Suite 5900 • P.O. Box 477 • Toronto ON M5X 1E4

Tel: (416) 913-3900 Fax: (416) 913-3901 • hillsdaleinv.com

•	The use of a position in the company to obtain special treatment or investment opportunities not first made available to Clients.

•	The use of client commission dollars to fund personal research or to secure preferential trades.

•	The excessive use of company time and resources to support research or execution of personal trades.

•	The use of any non-public information for monetary or reputational gain. This includes “Tipping”, the transmission of non-public information to others for use in their trading.

Hillsdale Investment Management Inc.

1 First Canadian Place • 100 King Street West, Suite 5900 • P.O. Box 477 • Toronto ON M5X 1E4

Tel: (416) 913-3900 Fax: (416) 913-3901 • hillsdaleinv.com

Personal Trading

Summary of Personal Trading Reporting Requirements and Attestations

Excessive personal trading by Access Persons increases the cost of compliance as well as the probability of conflict with Clients and the creation of compliance issues. For Hillsdale Access Persons who choose to use Personal Trading, Hillsdale encourages long-term investments rather than short-term trading. In order to demonstrate to our clients and regulators that we are committed to decreasing conflicts of interests and discouraging excessive trading in personal accounts, for each Access Person, Hillsdale has instituted a $15 per trade fee for all personal trades of reportable securities in excess of 25 per annum. The invoice, which will be payable electronically to Hillsdale, will have all proceeds donated by Hillsdale to Fred Victor, a social service charitable organization that fosters long-lasting and positive change in the lives of homeless and low-income people living across Toronto. https://www.fredvictor.org/

Upon joining Hillsdale, each Access Person is required to:

1.	Provide to the CCO a complete list of ALL Accounts of which they are the Beneficial Owners, including the following details: 1) Account Number, 2) Name of Account Holders(s), 3) Account Held at [Broker/Bank], 4) Account is Managed by, 5) Control over the Account, 6) Account holds Reportable Securities and 7) Duplicate A/C Statement to be provided to Hillsdale directly by [Broker/Bank/Investment Manager]

2.	If an Access Person has identified a Covered Account (an account which holds Reportable Securities AND is under the control of the Access Person), they must:

a.	provide a detailed list of the holdings in each of the Covered Accounts;

b.	instruct their broker/dealer(s) to provide duplicate copies of statements and trade confirmation documents directly to the CCO for each Covered Account.

3.	Read and sign a declaration of understanding and adherence to this policy, as well as the Hillsdale Code of Ethics and Standards of Professional Conduct.

4.	Obtain approval, in advance, from the CCO for all trades of Reportable Securities in Covered Accounts.

5.	On a quarterly basis, provide a certification that all applicable activity in Covered Accounts have been reported to the CCO.

6.	Provide an annual certification that they have read and understood the Code of Ethics and Standards of Professional Conduct and are in compliance with the provisions therein.

Personal Trading Guidelines

This section applies to all Covered Accounts in which an Access Person intends to execute a trade in a Reportable Security.

Compliance Pre-Approval

Transactions in a Reportable Security must be approved in writing by a Compliance staff member before execution. Trade approval requests should be sent to: Compliance2@hillsdaleinv.com.

Hillsdale Investment Management Inc.

1 First Canadian Place • 100 King Street West, Suite 5900 • P.O. Box 477 • Toronto ON M5X 1E4

Tel: (416) 913-3900 Fax: (416) 913-3901 • hillsdaleinv.com

Approval of the trade, if given, will be sent by email to the Access Person.

Compliance staff will review all relevant information and will only grant approval for the proposed personal trade if they are satisfied that the trade will not be contrary to the best interests of Hillsdale clients and does not contravene any of the other restrictions imposed by this policy.

Compliance staff will generally not approve the proposed personal trade if a Client Account is currently trading the same security. Trades will be approved with the requirement that they must occur after any Client Accounts have completed their trading in the security.

The following activities are specifically prohibited and will NOT be approved:

1.	A trade to or from one of the Client Accounts or Proprietary Accounts managed by Hillsdale;

2.	A trade in a security for which there is an unfilled order outstanding by any of the Client Accounts;

3.	A trade involving the use of derivatives which serves to evade the restrictions imposed by this policy;

4.	A purchase of an offering which is subject to allocation, such as a new or secondary public offering in Canada, a private placement in Canada, or an Initial Public Offering or Limited Offering in the United States (as defined above). An exception to the Canadian private placement prohibition may be made if the CCO is satisfied that the issuer is a “private company” under the Securities Act (Ontario) and that there is no reason to believe that the issuer will make a public offering of its securities in the foreseeable future. Examples of such exceptions include investments made under private placement exemptions, such as tax shelters.

5.	A trade in a security that is on the Hillsdale Restricted Trading List for “All Portfolios” or for a particular Access Person.

6.	Any trade, which in the opinion of the CCO will create a conflict of interest with the best interests of Hillsdale clients.

Note, an Access Person need not request pre-approval of a trade in a Reportable Security if the transaction is effected pursuant to an Automatic Investment Plan.

Short-Term Trading

After a Personal Trade in a given Reportable Security is approved and executed, any additional transactions in the Reportable Security that would offset the initial transaction are prohibited by that Access Person for a Minimum of 30 calendar days (Ie. If you Buy a security, you must not Sell the security for 30 days OR if you Sell a security, you must not Buy the security for 30 days). When submitting a personal trade request, the Access Person must include the following language in their request and ensure that it is abided by:

If Buying: I will not Sell this security within the next 30 calendar days. If Selling: I will not Buy this security within the next 30 calendar days. Permitted Trading Period and Limits

Compliance staff will determine the period of time during which the Access Person may conduct the approved trade, with the default being a maximum of 1 business day.

The Access Person must re-apply for prior approval if any part of the approved trade has not been completed by the end of the trading approval period and the Access Person still wishes to complete the remainder of the trade. Specifically, orders with price limits (Limit Orders) can only be used if the order is cancelled at the end of the day (Example: Permitted: Day Limit Order; NOT Permitted: Good ‘Til Cancel Order).

Hillsdale Investment Management Inc.

1 First Canadian Place • 100 King Street West, Suite 5900 • P.O. Box 477 • Toronto ON M5X 1E4

Tel: (416) 913-3900 Fax: (416) 913-3901 • hillsdaleinv.com

Personal Trade Compliance and Policy Review Process

Compliance staff will regularly review trading account statements, confirmation slips and transaction reports to ensure compliance with this policy. This will include confirmation that only approved trades have been executed in the appropriate time frames for Reportable Securities.

A record of Compliance reviews is maintained, including the name of the Compliance staff member performing the review and any violations of the policy for the period under review. For any serious matters that may occur, a report will be made to the Hillsdale Board of Directors by the CCO.

Personal Transaction Reports

In order to ensure compliance with this policy and applicable laws, rules and regulations, the following Personal Transaction Reports will be monitored by Hillsdale:

Initial Holding Report

Within ten days after becoming an Access Person, each Access Person who is the Beneficial Owner of a Covered Account must furnish a report to the CCO for each Covered Account showing the following:

(i)	Date of the report;
(ii)	Name of the entity which holds the account (e.g. broker, investment manager, dealer or bank;
(iii)	List of all securities held in the accounts, including issuer name, exchange Ticker symbol or Identifier number, class, number of shares held, principal amount, interest rate and maturity date (if applicable).

The information must be current as of a date no more than 45 days prior to the date the person became an Access Person. In most cases, this requirement is met by providing the COO copies of the latest monthly statements from the entity holding the account.

Annual Holding Report

On an annual basis, each Access Person who is the Beneficial Owner of a Covered Account must furnish a report to the CCO for each Covered Account showing the following:

(i)	Date of the report;
(ii)	Name of the entity which holds the account (e.g. broker, investment manager, dealer or bank;
(iii)	List of all securities held in the accounts, including issuer name, exchange Ticker symbol or Identifier number, class, number of shares held, principal amount, interest rate and maturity date (if applicable).

The information must be current as of a date no more than 45 days prior to the date the of the Annual Holding Report. In most cases, this obligation is met by requiring that the Broker/Bank/Investment Manager for the account provide copies of the monthly/annual statements directly to the Hillsdale Compliance Department.

Hillsdale Investment Management Inc.

1 First Canadian Place • 100 King Street West, Suite 5900 • P.O. Box 477 • Toronto ON M5X 1E4

Tel: (416) 913-3900 Fax: (416) 913-3901 • hillsdaleinv.com

Quarterly Transaction Report

On a quarterly basis, no later than 30 days after the end of each calendar quarter, each Access Person who is the Beneficial Owner of a Covered Account must provide the following securities transactions reports or equivalent information to the CCO:

1) With respect to any transactions in Reportable Securities in the previous calendar quarter, a report showing:

(i)	Date of the report;
(ii)	Name of the entity which holds the account (e.g. broker, investment manager, dealer or bank;
(iii)	For each security with a transaction, the issuer name, exchange Ticker symbol or Identifier number, class, principal amount, interest rate and maturity date (if applicable);
(iv)	For each transaction, the date of the transaction, the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), the price at which the transaction was effected.

2) With respect to any new Covered Account established during the previous calendar quarter, a report showing:

(i)	Date of the report;
(ii)	Name of the entity which holds the account (e.g. broker, investment manager, dealer or bank;
(iii)	List of all securities held in the accounts, including issuer name, exchange Ticker symbol or Identifier number, class, number of shares held, principal amount, interest rate and maturity date (if applicable).

In most cases, this obligation is met by requiring that the Broker/Bank/Investment Manager for the account provide copies of the transaction reports or monthly statements directly to the Hillsdale Compliance Department.

Liability of Information

All information received by the CCO and Compliance staff will be kept as confidential and will only be disclosed to others if the disclosure is required to administer this policy or is required by securities regulators or other competent legal authorities. The CCO, Compliance staff and the Access Person are required to keep details of personal trading approval requests confidential (whether the trades are permitted or denied), subject to any legal obligation to report the trade under applicable Canadian securities legislation and U.S. federal securities laws, rules and regulations.

All information is also subject the Hillsdale’s Privacy Policy.

Exemptions

Exemptions to the requirements of this policy, or specific aspects thereof, will be granted on an exception basis upon application to the CCO.

Hillsdale Investment Management Inc.

1 First Canadian Place • 100 King Street West, Suite 5900 • P.O. Box 477 • Toronto ON M5X 1E4

Tel: (416) 913-3900 Fax: (416) 913-3901 • hillsdaleinv.com

Reporting of Potential Violations of the Code of Ethics and Standards of Professional Conduct

If any officer, employee or consultant of Hillsdale becomes aware of any violation of the Code, or suspects that one may have occurred, full details must be reported promptly to the CCO and their appointed designates. It is Hillsdale’s policy that no Staff member who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. (see Whistleblower Policy).

Subject to due process and depending on severity, violations of the Code will be met with written warning, private censure, public censure, termination of employment and in some cases, legal action.

Staff members are also required to promptly report the discovery of the following situations to the CCO and their appointed designates:

-	Any convictions of an Access Person within the last ten years that are tied to securities transactions or employment in the securities field;

-	Any permanent or temporary securities-related injunctions or similar legal action that prevents them from acting in certain capacities in the securities arena.

Any reports related to convictions, injunctions and legal actions of Access Persons will be investigated and reviewed by the CCO and, if required, by legal counsel that is familiar with the applicable laws.

Whistleblower Policy

Hillsdale Staff members are required both to adhere and to annually attest to the Hillsdale Code of Ethics & Standards of Professional Conduct, in conjunction with the Personal Trading & Conflicts of Interest policies (combined as the “Code”).

Adherence to the Code and its policies requires that Hillsdale Staff observe a high standard of business and personal ethics in the conduct of their duties and responsibilities. Staff members must practice honesty and integrity in fulfilling their responsibilities and comply with all internal compliance policies and applicable laws and regulations.

Hillsdale’s Whistleblower policy is intended to encourage and enable Staff to raise concerns about potential or known violations of the Code, internal compliance policies and securities laws, rules or regulations. This policy provides guidance on the reporting of complaints and allegations to the CCO and their appointed designates.

All references to the CCO in this section include their appointed designates where applicable and acceptable pursuant to Section 204A-1 under the Advisors Act of 1940 (“Advisers Act”).

Reporting

Hillsdale Staff are required to notify the CCO promptly if they know or suspect any violation of the Code, other internal compliance policies or securities laws, rules and regulations. If a matter implicates the CCO directly, notice of a violation may be provided to another Senior Officer. To ensure the effectiveness of this policy, Access Persons can report any concerns or suspicions of improper activity at Hillsdale confidentially and without retaliation.

Hillsdale Investment Management Inc.

1 First Canadian Place • 100 King Street West, Suite 5900 • P.O. Box 477 • Toronto ON M5X 1E4

Tel: (416) 913-3900 Fax: (416) 913-3901 • hillsdaleinv.com

In order to report concerns or suspicions of improper activity, a Staff member may provide a confidential (email) or anonymous (paper) written submission to the CCO. The submission should include a detailed description of the activity for which there is a complaint or concern and, if known and applicable, should specify the date(s) and location(s) of such activity. The CCO will notify the sender, if known, and acknowledge receipt of the complaint or concern.

On an Annual Basis, the CCO shall prepare a written report describing any material violations that were reported under this policy and any sanctions imposed due to such violations. The report will be presented to the Hillsdale Board of Directors.

Responsibility of the Whistleblower

A Staff member must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing that improper activity has occurred. Reporting an allegation known to be false will be considered a serious offense and will be subject to disciplinary action that may include termination of employment or contract.

Confidentiality

The CCO will take seriously any report regarding a potential violation of Hillsdale’s policies or other improper or illegal activity and recognizes the importance of keeping the identity of the reporting person from being widely known. Reports of complaints or concerns will be kept confidential to the extent practicable, consistent with the need to conduct an adequate investigation. Staff member are to be assured that Hillsdale will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner. To protect the confidentiality of the individual submitting such a report and to enable Hillsdale to conduct a comprehensive investigation of reported misconduct, Access Persons should understand that those individuals responsible for conducting any investigation are generally precluded from communicating information to parties that are not necessary to the investigation.

No Retaliation

It is Hillsdale’s policy that no Staff member who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. A Staff member who retaliates against another Staff member that is reporting a complaint or concern will be subject to disciplinary action, which may include termination of employment or contract. A Staff Member who believes that they have been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the CCO or to other Senior Officers in the event the concern pertains to the CCO.

Hillsdale Investment Management Inc.

1 First Canadian Place • 100 King Street West, Suite 5900 • P.O. Box 477 • Toronto ON M5X 1E4

Tel: (416) 913-3900 Fax: (416) 913-3901 • hillsdaleinv.com

Recordkeeping

In relation to this policy, Hillsdale will maintain the following records:

•      A copy of this policy along with the Code of Ethics & Standards of Professional Conduct adopted by Hillsdale that is or has been in effect during the past five years (maintained in an easily accessible place).

•      A copy of any record or report of any violation of this policy and any action taken thereon (maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs);

•      A copy of each report made by an Access Person as required by this policy and all trade authorization forms, (maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years of which will be in an easily accessible place);

•      A record of all persons, currently or within the past five years, who are or were required to make reports under this policy, and who are or were responsible for reviewing these reports (maintained in an easily accessible place);

•      A record of any decision, and the reasons supporting the decision, to approve the acquisition by an Access Person of securities in a new or secondary Canadian offering or private placement, or U.S. Initial Public Offering or Limited Offering; and

•      A copy of any decision by the CCO to approve a waiver from any restriction or procedure contained in this policy.

Sources utilized in development of this policy:

Investment Funds Institute of Canada Code of Ethics for Personal Investing – May 1998

Canadian Securities Administrators 2001 National Compliance Review – August 2, 2002

Various speeches by Ontario Securities Commission staff re compliance reviews and issues – June 1998

University of Toronto Asset Management Corporation Conflict of Interest Policy – 2002

AIMR Code of Ethics and Standards of Professional Conduct – amended & restated May 1999

The CFA Institute Code of Ethics and Standards of Professional Conduct – amended and effective January 1, 2006

The CFA Institute Asset Manager Code of Professional Conduct – 2nd edition 2009

National Instrument 31-103 and Companion Policy – Registration Requirements and Exemptions September 2009

Adopted March 1998, revised and updated June 2006, July 2010, October 2011, October 2014, December 2016, September 2018, October 2018, November 2018, February 2019, August 2019, February 2020

Hillsdale Investment Management Inc.

1 First Canadian Place • 100 King Street West, Suite 5900 • P.O. Box 477 • Toronto ON M5X 1E4

Tel: (416) 913-3900 Fax: (416) 913-3901 • hillsdaleinv.com

1~< CFA Institute

CODE OF ETHICS

AND STANDARDS OF

PROFESSIONAL CONDUCT

PREAMBLE

The CFA Institute Code of Ethics and Standards of Professional Conduct are fundamental to the values of CFA Institute and essential to achieving its mission to lead the investment profession globally by promoting the highest standards of ethics education and professional excellence for the ultimate benefit of society High ethical standards are critical to maintaining the public's trust in financial markets and in the investment profession Since their creation in the 1060s. the Code and Standards have promoted the integrity of CFA Institute members and served as a model for measuring the ethics of investment professionals globally. regardless of job function cultural df ferences. or local laws and regulations. All CFA Institute members (including holders of the Chartered Financial Analyst' (CFA') designation) and CM candidates must abide by the Code and Standards and are encouraged to notify their employer of this responsibility Violations may result in disophnary sanctions by CM Institute Sanctions can include revocation of membership, revocation of candidacy in the CM Program, and revocation of the right to use the CFA designation.

THE CODE OF ETHICS

Members of CFA Institute (including CFA charter holders) and candidates for the ca designation ('Members and Candidates') must.

•	Act with integrity, competence. diligence, respect and in an ethical manner with the public. clients. prospective clients. employers, employees, colleagues in the investment profession. and other participants in the global capital markets

•	Place the integrity of the investment profession and the interests of clients above their own personal interests

•	Use reasonable care and exercise independent professional judg' ment when conducting investment anatysis, making investment recommendations, taking investment actions, and engaging in other professional activities.

•	Practice and encourage others to practice in a professional and ethical manner that will reflect credit on themselves and the profession

•	Promote the integrity and viability of the global capital markets for the ultimate benefit of society

•	Maintain and improve their professional competence and strive to maintain and improve the competence of other investment professionals

STANDARDS OF PROFESSIONAL CONDUCT

L PROFESSIONALISM

A. Knowledge of the Law. Members and Candidates must under-star d ard ccmp'y with all applicable laws. rules. and regulations (including the CFA Institute Code of Ethics and Standards of Professional Conduct) of any government regulatory organization licensing agency, or professional association governing their professional activities. In the event of conflict. Members and Candidates must comply with the more strict lay, rule. or regulation. Members and Candidates must not knowingly participate or assist in and must dissociate from any violation of such lays.

o,,equInttns

B. Independence and Objectivity. Members and Candidates must

:r_ant to achieve and maintain inde

•      ,      :nett professional activities Members and Candidates must not offer. solicit, or accept any gift, benefit compensation, or consideration that reasonably could be expected to compromise their own or anotherS independence and objectivity

C. Misrepresentation. Members and Candidates must not knowingly make any misrepresentations relating to investment analysis. recommendations, actions. or other professional activities

O. Misconduct. Members and Candidates must not engage in any professional conduct involving dishonesty, fraud or deceit or commit any act that reflects adversely on their professional reputation, integrity, or competence.

IL INTEGRITY OF CAPITAL MARKETS

A. Material Nonpublic Information. Members and Candidates who possess material nonpublic information that could affect the value of an investment must not act or cause others to act on the information.

B. Market Manipulation. Members and Candidates must not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants.

z. 2014 CFA Institute	www,ClainStitute.Org

Hillsdale Investment Management Inc.

1 First Canadian Place • 100 King Street West, Suite 5900 • P.O. Box 477 • Toronto ON M5X 1E4

Tel: (416) 913-3900 Fax: (416) 913-3901 • hillsdaleinv.com

ILL DUTIES TO CLIENTS

k Loyalty. Prudence. and Care. Members and Candidates have a du'. of loyalty to their clients and must act with reasonable care and exercise prudent judgment. Members and Candidates must act lc,: the t-- -tit of their clients and place their clients' interests before they      :fen's or their own interests.

B Fair Dealing. Members and Candidates must deal fairly and objective

-. • • all clients when providing investment analysis, making

•      • t recommendations, taking investment action. or

•      - other professional activities.

C Suitability.

I. ..',Iteo Members and Candidates are in an advisory relationship with a client. they must:

a. Make a reasonable inquiry into a client's or prospective client's investment experience. risk and return objectives, and financial constraints prior to making any investment recommendation or taking investment action and must reassess and update this information regularly.

b. Determine that an investment is suitable to the client's financial situation and consistent with the client's written objectives, mandates, and constraints before making an investment recommendation or taking investment action.

c. Judge the suitability of investments in the context of the client's total portfolio

2. When Members and Candidates are responsible for managing a portfolio to a specific mandate, strategy, or style, they must make only investment recommendations or take only investment actions that are consistent with the stated objectives and constraints of the portfolio.

D. Performance Presentation. When communicating investment t.lembers and Candidates must make .re that it is lair. accurate and complete.

E Preservation of ConfidentiertA Members and Candidates must_anent former, and prospective clients

I. The information concerns illegal activities on the part of the client or prospective client

2. Disclosure is required by law, or

3. The client or prospective client permits disclosure of the information.

It DUTIES TO EMPLOYERS

A. Loyalty. In matters related to their employment Members and Candidates must act for the benefit of their employer and not deprive their employer of the advantage of their skills and abilities, divulge confidential information. or otherwise cause harm to their employer.

B. Additional Compensation Anangementa Members and Candidates must not accept gifts. benefits. compensation, or consideration that competes with or might reasonably be expected to create a conflict of interest with their employer's interest unless they obtainwritten consent from all parties

C Responsibilities of Supervisors. Members and Candidates must,•      I.      F I      sure that anyone subject to their supervision or authority compiles with applicable laws, rules. regulations, and the Code and Standards.

V. INVESTMENTANALYSIS. RECOMMENDATIONS. AND ACTIONS Diligence and Reasonable Basis. Members and Candidates must:

I.            ' ••••: t se diligence, independence. and thoroughness in yzing investments, making investment recommendations. t taking investment actions.

a reasonable and adequate basis, supported by appro-.            etere:'            - es tigation, for any investment analysis,

B. Communication with Clients and Prospective Clients. Members and Cacdidater,

I. Disclose to clients and prospective clients the basic format and general principles of the investment processes they use to analyze investments, select securities, and construct portfolios and must promptly disclose any changes that might materially affect those processes.

2. Disclose to clients and prospective clients significant limitations and risks associated with the investment process.

3. Use reasonable judgment in identifying which factors are important to their investment analyses, recommendations, or actions and include those factors in communications with clients and prospective clients.

4. Distinguish between fact and opinion in the presentation of investment analysis and recommendations.

C. Record Retention. Members and Candidates must develop and maintain appropriate records to support their investment analyses, recommendations, actions, and other investment-related communications with clients and prospective clients.

VL CONFLICTS OF INTEREST

A. Disclosure of Conflicts. Members and Candidates must make full and fair disclosure of all matters that could reasonably be expected to impair their independence and objectivity or interfere with respective duties to their clients, prospective clients, and employer. Members and Candidates must ensure that such disclosures are prominent, are delivered in plain language, and communicate the relevant information effectively.

B. Priority of Transactions. Investment transactions for clients and employers must have priority over investment transactions in which a Member or Candidate is the beneficial owner

C. Referral Fees. Members and Candidates must disclose to their employer, clients, and prospective clients, as appropriate, any compensation cc asidetanc n. c: b ene't received from or paid to others for the ria      •      •      services.

VII RESPONSIBILITIES ASA CFA INSTITUTE MEMBER OR CFA CANDIDATE

k Conduct as Participants in CFA Institute Programs. 1.1      and Candidates must not      . the reputation or integrity '3! CI-1 Inns or the integrity. validity. or security or

B. Reference to CFA Institute the CFA Designation. and the CFA Program. When referring to CFA Institute CFA institute membership. the CFA designation. or candidacy in the CFA Program, Members and Candidates must not misrepresent or exaggerate the meaning or implications of membership in CFA Institute, holding the CFA designation, or candidacy in the CFA program.

a4 CFA Institute	www.cfainstituteom

Hillsdale Investment Management Inc.

1 First Canadian Place • 100 King Street West, Suite 5900 • P.O. Box 477 • Toronto ON M5X 1E4

Tel: (416) 913-3900 Fax: (416) 913-3901 • hillsdaleinv.com

Annual Certification

INITIALS
I hereby acknowledge that I have read, understood and will abide by the Code of Ethics & Standards of Professional Conduct of Hillsdale Investment Management Inc., which includes adherence to the CFA Institute’s Code of Ethics and Standards of Professional Conduct (attached at the end of this policy).

I certify that I am in compliance with the Insider Trader and Tipping policy, as follows: _____ I have NOT received any Material Non-public information

_____ I have received Material Non-public information, but I did not initiate or take part in any trades in securities of the issuer (Insider Trading), nor took part in Tipping another person.

_____ After advice of the CCO and/or legal counsel, it was determined that I received Material Non-public information and that the security should be placed on the Restricted Trading List.

I certify that I have not made any direct or indirect contributions to an official of a US government entity, or direct or indirect payments to a US political party of a US State or political subdivision thereof, or to a US political action committee.
I certify that I have not had any convictions in the last ten years that are tied to securities transactions or employment in the securities field.
I certify that I have not had any permanent or temporary securities-related injunctions or similar legal action that prevents me from acting in certain capacities in the securities arena.

Name	Date

Signature

Hillsdale Investment Management Inc.

1 First Canadian Place • 100 King Street West, Suite 5900 • P.O. Box 477 • Toronto ON M5X 1E4

Tel: (416) 913-3900 Fax: (416) 913-3901 • hillsdaleinv.com